UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 18, 2010

ACIES CORPORATION
(Exact Name of Registrant as Specified in Charter)

Nevada	000-49724	91-2079553
(State Or Other Jurisdiction Of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3363 N.E. 163rd Street
Suite 705
North Miami Beach, Florida 33160
 (Address of Principal Executive Offices)    (Zip Code)

Registrant’s telephone number, including area code:   (786) 923-0523

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On or around February 18, 2010, with an effective date of March 1, 2010, Acies Corporation (the “Company,” “we,” or “us”) entered into an employment agreement with Steven Wolberg, the Company’s Director, who was appointed the Company’s Chief Strategy Officer (as described below)(the “Wolberg Employment Agreement”).

The Wolberg Employment Agreement, provides for Mr. Wolberg to serve the Company as its Chief Strategy Officer as well as the Chief Strategy Officer of Acies, Inc., the Company’s wholly-owned subsidiary, for a period of three years, ending on February 28, 2013 (unless terminated previously as provided in the agreement and described below).

We agreed to pay Mr. Wolberg compensation of $200,000 per year, and that Mr. Wolberg would have the right, at the sole discretion of our Board of Directors, to receive an annual incentive bonus of up to a maximum of 70% of Mr. Wolberg’s annual base salary and an annual discretionary bonus of up to 30% of Mr. Wolberg’s base salary.  Finally, the employment agreement provided that we would reimburse Mr. Wolberg for a whole life insurance policy naming Mr. Wolberg’s designee as beneficiary of up to $1,350 per month and provide Mr. Wolberg a car allowance of up to $1,500 per month.

The employment agreement can be terminated by Mr. Wolberg for “cause” (as defined therein), by the Company for “good reason” as defined therein, by the mutual consent of the parties, or by any party at any time for any reason.  The employment agreement is also terminated by Mr. Wolberg’s death or his disability (as described therein).  In the event the agreement is terminated for “cause” by the Company, without “good reason” by Mr. Wolberg, or by mutual agreement, Mr. Wolberg is to be paid any earned but unpaid salary, benefits or bonuses, and reimbursement for any business expenses paid by Mr. Wolberg (the “Accrued Obligations”).  In the event that Mr. Wolberg’s employment is terminated due to death or disability, he (or his heirs) are to receive the Accrued Obligations and up to 12 months of COBRA health coverage reimbursement (the “COBRA Coverage”).  In the event the employment agreement is terminated without “cause” by the Company or for “good reason” by Mr. Wolberg, he is to receive the Accrued Obligations, the COBRA Coverage, and the greater of 12 months of salary or the remaining salary due to him under the term of the agreement.

We also agreed to grant Mr. Wolberg stock options to purchase 30,000,000 shares of our common stock at an exercise price of $0.01 per share (as described below) in consideration for Mr. Wolberg agreeing to serve as Chief Strategy Officer of the Company and in consideration for previous services rendered to the Company.

Item 3.02.	Unregistered Sales of Equity Securities.

On or around February 18, 2010, the Board of Directors of the Company appointed Steven Wolberg as the Chief Strategy Officer of the Company. In connection with and in consideration for such appointment, as well as previous services rendered to the Company, the Company granted Mr. Wolberg stock options to purchase an aggregate of 30,000,000 shares of the Company’s common stock at an exercise price of $0.01 per share (the “Wolberg Options”).  The Wolberg Options are exercisable for five years from the date of the appointment, vested immediately, and contain a cashless exercise provision. The Company claims an exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended, since the foregoing grant did not involve a public offering, the recipient took the securities for investment and not resale and we took appropriate measures to restrict transfer.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On or around February 18, 2010, the Board of Directors of the Company appointed Steven Wolberg as the Chief Strategy Officer of the Company. In connection with and in consideration for such appointment, as well as previous services rendered to the Company, the Company granted Mr. Wolberg stock options to purchase an aggregate of 30,000,000 shares of the Company’s common stock at an exercise price of $0.01 per share.  The Wolberg Options are exercisable for five years from the date of the appointment, vested immediately, and contain a cashless exercise provision.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

10.1*	Employment Agreement with Steven Wolberg

10.2*	Stock Option Agreement with Steven Wolberg

99.1*	Press Release

* Attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACIES CORPORATION

By: /s/ Oleg Firer
Name: Oleg Firer
Title: Chief Executive Officer

Date:  March 4, 2010